Sheet1

Merrill Lynch Retirement Series Trust
Series Number: 1
File Number: 811-3310
CIK Number: 356013
Merrill Lynch Retirement Reserves Money Fund
For the Period Ending: 10/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ending October 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

03/14/2001	$25,000	Federal Home Loan Mtg.	5.17%	05/03/2001
05/29/2001	100,000	Federal Home Loan Mtg.	3.94	07/10/2001
08/24/2001	50,000	Federal Home Loan Mtg.	3.53	10/25/2001
06/26/2001	15,000	Federal Home Loan Mtg.	7.15	07/11/2002

Last Updated on 12/28/2001
By Win95 User